Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A
(Form Type)

Chico’s FAS, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee Rate	Amount of Filing Fee
Fees to be Paid	$968,088,122.00	(1)(2)(3)	0.00014760	$142,890	(4)
Fees Previously Paid	$0			$0
Total Transaction Valuation	$968,088,122.00
Total Fees Due for Filing				$142,890
Total Fees Previously Paid				$0
Total Fee Offsets				$0
Net Fee Due				$142,890

(1)	Title of each class of securities to which transaction applies: Chico’s FAS, Inc. common stock, par value $0.01 per share (“Chico’s Common Stock”).

(2)
Aggregate number of securities to which transaction applies: As of November 7, 2023, the maximum number of shares of Chico’s Common Stock to which this transaction applies is estimated to be 127,380,016, which consists of (a) 123,457,364 issued and outstanding shares of Chico’s Common Stock, including 3,917,823 issued and outstanding restricted stock awards entitled to receive the per share price of $7.60; (b) 159,107 shares of Chico’s Common Stock underlying outstanding restricted stock units entitled to receive the per share price of $7.60; and (c) 3,763,545 shares of Chico’s Common Stock underlying outstanding performance stock units entitled to receive the per share price of $7.60, in each case subject to any required withholding of taxes.

(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: Solely for the purpose of calculating the filing fee, the underlying value of the transaction was calculated based on the sum of (a) the product of 123,457,364 issued and outstanding shares of Chico’s Common Stock, including 3,917,823 issued and outstanding restricted stock awards, and the per share price of $7.60; (b) the product of 159,107 shares of Chico’s Common Stock underlying outstanding restricted stock units and the per share price of $7.60; and (c) the product of 3,763,545 shares of Chico’s Common Stock underlying outstanding performance stock units and the per share price of $7.60, in each case subject to any required withholding of taxes.

(4)
In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, and Exchange Act Rule 0-11, the filing fee was determined by multiplying the sum calculated in note (3) above by 0.00014760.